                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)





                           Unapix Entertainment, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   904270105
            -------------------------------------------------------
                                 (CUSP Number)


                                 March 25, 1999
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
          [ ] Rule 13d-1(b)
          [x] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
CUSIP No. 904270105                13G                       Page 2 of 11 Pages
-------------------------------------------------------------------------------
(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Ernest P. Werlin
-------------------------------------------------------------------------------
(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

         (a)  [ ]
         (b)  [x]
-------------------------------------------------------------------------------
(3)      SEC USE ONLY



-------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
-------------------------------------------------------------------------------
                                        (5)      SOLE VOTING POWER


                                                      0
                                        ---------------------------------------
                                        (6)      SHARED VOTING POWER

NUMBER OF SHARES
BENEFICIALLY OWNED                                    0
BY EACH REPORTING                       ---------------------------------------
PERSON WITH                             (7)      SOLE  DISPOSITIVE POWER


                                                      0
                                        ---------------------------------------
                                        (8)      SHARED DISPOSITIVE POWER


                                                      0
-------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [  ]


-------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
-------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. 904270105                13G                       Page 3 of 11 Pages
-------------------------------------------------------------------------------
(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         The High View Fund, L.P.
-------------------------------------------------------------------------------
(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

         (a)  [ ]
         (b)  [x]
-------------------------------------------------------------------------------
(3)      SEC USE ONLY



-------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
-------------------------------------------------------------------------------
                                        (5)      SOLE VOTING POWER


                                                      0
                                        ---------------------------------------
                                        (6)      SHARED VOTING POWER

NUMBER OF SHARES
BENEFICIALLY OWNED                                    0
BY EACH REPORTING                       ---------------------------------------
PERSON WITH                             (7)      SOLE  DISPOSITIVE POWER


                                                      0
                                        ---------------------------------------
                                        (8)      SHARED DISPOSITIVE POWER


                                                      0
-------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [  ]


-------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
-------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. 904270105                13G                       Page 4 of 11 Pages
-------------------------------------------------------------------------------
(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         The High View Fund II, L.P.
-------------------------------------------------------------------------------
(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

         (a)  [ ]
         (b)  [x]
-------------------------------------------------------------------------------
(3)      SEC USE ONLY



-------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
-------------------------------------------------------------------------------
                                        (5)      SOLE VOTING POWER


                                                      0
                                        ---------------------------------------
                                        (6)      SHARED VOTING POWER

NUMBER OF SHARES
BENEFICIALLY OWNED                                    0
BY EACH REPORTING                       ---------------------------------------
PERSON WITH                             (7)      SOLE  DISPOSITIVE POWER


                                                      0
                                        ---------------------------------------
                                        (8)      SHARED DISPOSITIVE POWER


                                                      0
-------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [  ]


-------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
-------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. 904270105                13G                       Page 5 of 11 Pages
-------------------------------------------------------------------------------
(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         The High View Fund
-------------------------------------------------------------------------------
(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

         (a)  [ ]
         (b)  [x]
-------------------------------------------------------------------------------
(3)      SEC USE ONLY



-------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION


         Cayman Islands
-------------------------------------------------------------------------------
                                        (5)      SOLE VOTING POWER


                                                      0
                                        ---------------------------------------
                                        (6)      SHARED VOTING POWER

NUMBER OF SHARES
BENEFICIALLY OWNED                                    0
BY EACH REPORTING                       ---------------------------------------
PERSON WITH                             (7)      SOLE  DISPOSITIVE POWER


                                                      0
                                        ---------------------------------------
                                        (8)      SHARED DISPOSITIVE POWER


                                                      0
-------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [  ]


-------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
-------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  OO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. 904270105                13G                       Page 6 of 11 Pages
-------------------------------------------------------------------------------
(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         The High View Capital Corporation
-------------------------------------------------------------------------------
(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

         (a)  [ ]
         (b)  [x]
-------------------------------------------------------------------------------
(3)      SEC USE ONLY



-------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
-------------------------------------------------------------------------------
                                        (5)      SOLE VOTING POWER


                                                      0
                                        ---------------------------------------
                                        (6)      SHARED VOTING POWER

NUMBER OF SHARES
BENEFICIALLY OWNED                                    0
BY EACH REPORTING                       ---------------------------------------
PERSON WITH                             (7)      SOLE  DISPOSITIVE POWER


                                                      0
                                        ---------------------------------------
                                        (8)      SHARED DISPOSITIVE POWER


                                                      0
-------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [  ]


-------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
-------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  CO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. 904270105                13G                       Page 7 of 11 Pages
-------------------------------------------------------------------------------
(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         High View Asset Management Corporation
-------------------------------------------------------------------------------
(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

         (a)  [ ]
         (b)  [x]
-------------------------------------------------------------------------------
(3)      SEC USE ONLY



-------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
-------------------------------------------------------------------------------
                                        (5)      SOLE VOTING POWER


                                                      0
                                        ---------------------------------------
                                        (6)      SHARED VOTING POWER

NUMBER OF SHARES
BENEFICIALLY OWNED                                    0
BY EACH REPORTING                       ---------------------------------------
PERSON WITH                             (7)      SOLE  DISPOSITIVE POWER


                                                      0
                                        ---------------------------------------
                                        (8)      SHARED DISPOSITIVE POWER


                                                      0
-------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------
(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [  ]


-------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
-------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  CO
-------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer.

                  Unapix Entertainment, Inc. (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices.

                  200 Madison Avenue
                  New York, New York 10016
Item 2.

         (a)      Name of Person Filing.

                  This Schedule 13G is being filed by the following persons: (a) The High View Fund, L.P., a Delaware limited partnership (the "Delaware Fund"); (b) The High View Fund II, L.P., a Delaware limited partnership ("Fund II"); (c) High View Capital Corporation, a Delaware corporation, in its capacity as the sole general partner of the Delaware Fund and Fund II ("HVCC"); (d) The High View Fund, a Cayman Islands company ("Cayman Fund"); (e) High View Asset Management Corporation, a Delaware corporation, in its capacity as investment manager to the Cayman Fund ("HVAM"); and (e) Ernest P. Werlin ("Werlin") in his capacity as beneficial owner of Units and as director, officer and stockholder of each of HVCC and HVAM. The Delaware Fund, Fund II, the Cayman Fund, HVCC, HVAM and Werlin are making a group filing because, due to the relationships between such reporting persons, such reporting persons may be deemed to constitute a "group" for purposes of
                  Section 13(d)(3) of the Securities Exchange Act of 1934. Each of such reporting persons disclaims membership in a group.

         (b)      Address of Principal Business Office or, if none, Residence.

                  The address for each reporting person is:

                  475 Fifth Avenue
                  New York, New York 10017

         (c)      Citizenship.

                  Both Delaware Fund and Fund II are Delaware limited partnerships. The Cayman Fund is a Cayman Islands company. Both HVCC and HVAM are Delaware corporations and Mr. Werlin is a United States citizen.

         (d)      Title of Class of Securities.

                  Common Stock, $0.01 par value per share (the "Common Stock").

                  The reporting persons were each the beneficial owners of units (the "Units") issued by the Issuer, each of which consisted of (i) one 10% convertible subordinated note in the principal amount of $250,000 which was convertible into shares of the Issuer's Common Stock at a price of $4.50 per share and (ii) warrants to purchase up to 25,000 shares of Common Stock at an exercise price of $6.00 per share.

         (e)      CUSIP Number.

                  904270105

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

         (a)      [  ]     Broker or dealer registered under Section 15 of the
                           Act.
         (b)      [  ]     Bank as defined in Section 3(a)(6) of the Act.
         (c)      [  ]     Insurance Company as defined in Section 3(a)(19) of
                           the Act.
         (d)      [  ]     Investment Company registered under Section 8 of the
                           Investment Company Act.
         (e)      [  ]     Investment Adviser in accordance with Sec.
                           240.13d-1(b)(1)(ii)(E).
         (f)      [  ]     Employee Benefit Plan or Endowment Fund in
                           accordance with Sec. 240.13d?1(b)(1)(ii)(F).
         (g)      [  ]     Parent holding company, in accordance with Sec.
                           240.13d-1(b)(ii)(G).
         (h)      [  ]     A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.
         (i)      [  ]     A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the
                           Investment Company Act of 1940.
         (j)      [  ]     Group, in accordance with Sec.
                           240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Sec. 240.13d-1(c), check this
         box       [X].

Item 4.           Ownership

         (a)      Amount Beneficially Owned.0

         (b)      Percent of Class.         0%

         (c)      Number of shares as to which such person has

                  (i)      sole power to vote or to direct the vote:          0

                  (ii)     shared power to vote or to direct the vote:        0

                  (iii)    sole power to dispose or to direct the
                           disposition of:                                    0

                  (iv)     shared power to dispose or to direct the
                           disposition of:                                    0

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 7, 1999
                                     The High View Fund

                                     By: High View Asset Management Corporation
                                             Manager

                                     By:    /s/ Ernest P. Werlin
                                         ---------------------------------------
                                              Ernest P. Werlin, President

                                     The High View Fund, L.P.

                                     By: High View Capital Corporation
                                            General Partner

                                     By:   /s/ Ernest P. Werlin
                                         ---------------------------------------
                                              Ernest P. Werlin, President

                                     The High View Fund II, L.P.,

                                     By: High View Capital Corporation
                                           General Partner

                                     By:     /s/ Ernest P. Werlin
                                         ---------------------------------------
                                             Ernest P. Werlin, President

                                         /s/ Ernest P. Werlin
                                         ---------------------------------------
                                             Ernest P. Werlin

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S. 1001).